Filed Pursuant to Rule 424(b)(7)
Registration No. 333-228341

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee(1)
Class A common stock, par value $0.0001 per share	101,200,000	$23.00	$2,327,600,000	$282,105.12

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated November 13, 2018)

92,000,000 Shares

Baker Hughes, a GE company

Class A Common Stock

General Electric Company (“GE” or the “selling stockholder”) is offering 92,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Baker Hughes, a GE company. We will not receive any proceeds from the sale of Class A common stock by the selling stockholder.

The Class A common stock included in this offering consists of shares of Class A common stock to be issued to the selling stockholder in connection with this offering upon exchange by the selling stockholder of an equal number of shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock”), together with an equal number of associated membership interests (the “LLC Units”) of Baker Hughes, a GE company, LLC (“BHGE LLC”), pursuant to the Exchange Agreement (as defined herein). See “Summary—The Combination of Baker Hughes Incorporated and GE Oil & Gas and Our Relationship with Baker Hughes, a GE Company, LLC.”

In connection with this offering, we have agreed to repurchase from one or more of the selling stockholder and its affiliates, in a privately negotiated transaction, 65,000,000 shares of our Class B common stock, together with an equal number of associated LLC Units of BHGE LLC, at a price equal to the price per share at which the underwriters will purchase shares of our Class A common stock from the selling stockholder in this offering (the “base share repurchase”). We have also agreed, following the expiration of the 30-day period from the date of this prospectus supplement, to purchase from one or more of the selling stockholder and its affiliates, at the same purchase price as the base share repurchase, the number of shares of Class B common stock, together with an equal number of associated LLC Units, corresponding to the number of shares of Class A common stock that the underwriters do not purchase pursuant to their option to purchase additional shares granted by the selling stockholder described below (such repurchase by us, the “option share repurchase” and, together with the “base share repurchase,” the “share repurchase”). The number of shares to be purchased in the share repurchase will be limited, if the aggregate purchase price would otherwise exceed approximately $1.5 billion, to the maximum number of shares as would cause such aggregate purchase price not to exceed approximately $1.5 billion (the “Maximum Share Repurchase Amount”). This offering is not conditioned upon the completion of the share repurchase, but the share repurchase is conditioned upon the completion of this offering. The offering and the share repurchase have been unanimously approved by both the Conflicts Committee of our board of directors comprised of independent directors who are not affiliated with the selling stockholder and by our board of directors, and the share repurchase is a part of, and will count toward, our existing share repurchase program authorized on November 6, 2017. See “Summary—Recent Developments—Share Repurchase.”

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “BHGE.” On November 12, 2018, the closing sales price of our Class A common stock as reported on the NYSE was $23.64 per share.

Investing in our Class  A common stock involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-12 of this prospectus supplement and in our other filings with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus supplement or the accompanying prospectus before deciding to invest in our Class A common stock.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$23.00	$2,116,000,000.00
Underwriting discounts and commissions(1)	$0.5175	$47,610,000.00
Proceeds, before expenses, to the selling stockholder	$22.4825	$2,068,390,000.00

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional 9,200,000 shares of Class A common stock from the selling stockholder.

The underwriters expect to deliver the shares against payment to purchasers on or about November 16, 2018 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

Citigroup	Goldman Sachs & Co. LLC

Co-Managers

Barclays	BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities

Evercore ISI	UBS Investment Bank	BNP PARIBAS

November 14, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we, the selling stockholder nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. The selling stockholder and the underwriters are not offering to sell, nor soliciting offers to buy, shares of our Class A common stock in any jurisdiction where an offer or sale is not permitted.

S-i

You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we incorporate by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

No action has been taken that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement and the accompany prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to the offering or the possession or distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated November 13, 2018, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf and does not contain all of the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf, before you decide to invest in shares of our Class A common stock.

Except where the context requires otherwise, all references in this prospectus supplement to “BHGE” and to the “Company,” “we,” “us” or “our” are to Baker Hughes, a GE company, and its consolidated subsidiaries. Except where the context requires otherwise, all references in this prospectus supplement to “GE” are to General Electric Company and its consolidated subsidiaries, except for Baker Hughes, a GE company and its consolidated subsidiaries.

Baker Hughes, a GE Company

We are a fullstream oilfield technology provider that has a unique mix of integrated oilfield products, services and digital solutions. We conduct business in more than 120 countries. We operate through our four business segments: Oilfield Services, Oilfield Equipment, Turbomachinery & Processing Solutions, and Digital Solutions. Approximately 65,000 people were employed at our managed, owned and leased properties and corporate locations as of September 30, 2018.

For a description of our business, financial condition, results of operations and other important information regarding BHGE, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Combination of Baker Hughes Incorporated and GE Oil & Gas and Our Relationship with Baker Hughes, a GE Company, LLC

On July 3, 2017, we completed the combination of the oil and gas business of GE (“GE O&G”) and Baker Hughes Incorporated (“BHI”) (such combination, the “Combination Transactions”), pursuant to which substantially all of the business of GE O&G and of BHI was transferred to BHGE LLC. The selling stockholder and certain of its subsidiaries (collectively, the “GE Parties”) own all of our issued and outstanding Class B common stock. The GE Parties also own approximately 62.5% of the LLC Units of BHGE LLC, and we own approximately 37.5% of the LLC Units of BHGE LLC indirectly through two wholly owned subsidiaries. BHGE LLC is the successor to BHI and is our indirect subsidiary. GE, BHGE LLC and we entered into an exchange agreement, dated as of July 3, 2017 (the “Exchange Agreement”), pursuant to and subject to the terms of which the GE Parties have the right to surrender shares of our Class B common stock, together with associated LLC Units of BHGE LLC, in exchange for shares of Class A common stock on a one-to-one basis, subject to certain customary adjustments. The shares of Class A common stock included in this offering consist of 92,000,000 shares of Class A common stock to be issued to the selling stockholder in exchange for an equal number of shares of Class B common stock, together with an equal number of associated LLC Units of BHGE LLC. If the underwriters exercise their option to purchase additional shares in full, an additional 9,200,000 shares of Class A common stock will be issued to the selling stockholder in exchange for an equal number of shares of Class B common stock, together with an equal number of associated LLC Units of BHGE LLC. When shares of Class B common stock, together with associated LLC Units of BHGE LLC, are exchanged for shares of Class A common stock pursuant to the Exchange Agreement, such shares of Class B common stock will be cancelled and the associated LLC Units of BHGE LLC will be deemed transferred to the Company.

Organizational Structure

Following the Combination Transactions, we hold a minority economic interest in BHGE LLC through two wholly owned subsidiaries. However, we conduct and exercise full control over all activities of BHGE LLC without the approval of any other member. Accordingly, we consolidate the financial results of BHGE LLC and report a noncontrolling interest in our condensed consolidated and combined financial statements for the economic interest in BHGE LLC not held by us. GE holds its economic interest through the GE Parties’ ownership of the LLC Units of BHGE LLC. As noted above, GE and we currently hold approximately 62.5% and 37.5%, respectively, of the LLC Units of BHGE LLC. Following this offering and the base share repurchase described below, GE and we will hold approximately 51.3% and 48.7%, respectively, of the LLC Units of BHGE LLC (or approximately 50.4% and 49.6%, respectively, of the LLC Units of BHGE LLC assuming the underwriters exercise their option to purchase additional shares in full).

The Combination Transactions were conducted through what is commonly referred to as an “Up-C” structure, which allows the parties to achieve the economic equivalent of a consolidated tax group because the operating partnership is not itself subject to entity level tax. The below chart summarizes our organizational structure following this offering (including if the underwriters exercise their option to purchase additional shares in full) and the base share repurchase described under “—Recent Developments—Share Repurchase.” It does not separately set forth the effect of the option share repurchase to the extent the underwriters do not exercise their option to purchase additional shares in full.

Structure Following this Offering and the Base Share Repurchase

Recent Developments

On November 13, 2018, we entered into a Master Agreement and a series of related ancillary agreements and binding term sheets with GE (collectively, the “Master Agreement Framework”) designed to further solidify the commercial and technological collaborations between us and GE and to facilitate our ability to transition from operating as a controlled company. In particular, the Master Agreement Framework contemplates long-term agreements between us and GE on technology, fulfillment and other key areas to provide greater clarity to customers and shareholders.

Master Agreement Framework

Key elements of the Master Agreement Framework include:

Secured long-term collaboration on critical rotating equipment

Under the terms of the Master Agreement Framework, we have defined the parameters for a long-term collaboration and strategic relationship with GE on certain critical rotating equipment products.

GE and we have agreed to form a joint venture (“JV”) relating to the parties’ respective aero-derivative gas turbine products and services. The JV is expected to become effective, subject to regulatory clearances and other customary closing conditions, on the date (the “Trigger Date”) that is the later of (i) July 3, 2019 and (ii) the date on which GE and its affiliates cease to own more than 50% of the voting power of BHGE’s outstanding common stock. These jet engine aero-derivative products are mainly used in our LNG, onshore-offshore production, pipeline and industrial segments within our Turbomachinery & Process Solutions (“TPS”) segment and by GE in its power generation business. GE and we will contribute certain assets, inventory and service facilities into the JV and both companies will jointly control operations. The JV will have a supply and technology development agreement with GE’s aviation business (“GE Aviation”), which will revise and extend pricing arrangements as compared to BHGE’s existing supply agreement, and which will become effective at the Trigger Date.

In parallel, we have also entered into a long-term supply agreement and related distribution arrangement with GE for heavy-duty gas turbine technology at the current pricing levels, which will become effective at the Trigger Date. The heavy-duty gas turbine technologies are important components of BHGE TPS’ offerings and the long-term agreements provide greater clarity on the commercial approach and customer fulfillment, and will enable BHGE and GE to jointly innovate on leading technology.

Preserved access to GE Digital software & technology

As part of the Master Agreement Framework, we have agreed with GE Digital to maintain, subject to certain conditions, our current status as the exclusive reseller of GE Digital offerings in the oil & gas space, and will continue to source exclusively from GE Digital for certain GE Digital offerings for oil and gas applications. As part of this agreement, GE Digital and we have revised and extended certain pricing arrangements and have established service level obligations.

Other key agreements

•

GE and we agreed to maintain current operations and pricing levels with regards to Control upgrade services we offer through our Digitals Solution segment division for the four years commencing on the Trigger Date.

•

GE will transfer to BHGE certain UK pension liabilities related to the oil and gas businesses of BHGE and certain specified former oil and gas businesses of GE on what is intended to be a fully funded basis (using agreed upon actuarial assumptions). No liabilities associated with GE’s broad-based U.S. defined benefit pension plan (the “GE Pension Plan”) will be transferred to us.

•

The Tax Matters Agreement with GE (the “Tax Matters Agreement”) that was negotiated at the time of the Combination Transactions will be clarified but otherwise will remain substantially in place, and both companies retain the ability to monetize certain tax benefits.

•

Under the terms of the Master Agreement Framework, the annual intercompany services fee of $55 million that we agreed to pay GE as part of the Combination Transactions will be reduced by 50% to $27.5 million per year beginning on January 1, 2019. The intercompany services agreement will terminate 90 days following the Trigger Date (except with respect to certain tools access).

We believe that the Master Agreement Framework will allow us to continue to deliver a differentiated fullstream portfolio with minimal changes to our operating processes. In aggregate, we anticipate that the net financial impact of the agreements contemplated by the Master Agreement Framework will have a slightly negative impact on our operating margin rates of approximately 20 to 40 basis points.

In addition, we expect to incur one-time charges related to separation from GE of approximately $0.2 to $0.3 billion over the next 3 years. We expect these charges to be primarily related to the build-out of information technology infrastructure as well as customary transaction fees.

In connection with the Master Agreement Framework, we have agreed to terminate the transfer restrictions previously applicable to GE under the Stockholders Agreement, dated as of July 3, 2017, by and between us and GE, as amended from time to time (the “Stockholders Agreement”), including with respect to this offering. The transfer restrictions prohibited GE from transferring any shares of our common stock prior to July 3, 2019 (except to its affiliates) without the approval of the Conflicts Committee of our board of directors. Other provisions of the Stockholders Agreement, including continuing restrictions on certain private transfers of shares of our common stock by GE, and approval requirements for related party transactions, remain in effect. The termination of the transfer restrictions, entry into the Master Agreement Framework and authorization of the share repurchase have each been unanimously approved by the Conflicts Committee of our board of directors as required under the Stockholders Agreement.

In addition, the Stockholders Agreement was amended and restated to provide that, following the Trigger Date and until GE and its affiliates own less than 20% of the voting power of our outstanding common stock, GE shall be entitled to designate one person for nomination to our board of directors.

For further information regarding the Master Agreement Framework, see our Current Report on Form 8-K filed on November 13, 2018, which is incorporated by reference into this prospectus supplement. The above summary of the terms of the Master Agreement Framework is not a complete description thereof and is qualified in its entirety by the discussion of the individual agreements included in the Current Report on Form 8-K filed with the SEC on November 13, 2018, and the full text of such agreements which are filed as exhibits thereto and incorporated herein by reference.

Share Repurchase

On November 6, 2017, our board of directors authorized BHGE LLC to repurchase up to $3 billion of its LLC Units from us and GE pursuant to the share repurchase program and, in the case of repurchases of LLC Units from us, authorized the Company to use the proceeds thereof to purchase a corresponding number of shares of Class A common stock from the public. As of September 30, 2018, approximately $1.5 billion remained available for repurchases from us and GE under the program.

In connection with this offering, we have agreed to repurchase from one or more of the selling stockholder and its affiliates, in a privately negotiated transaction, 65,000,000 shares of our Class B common stock, together with an equal number of associated LLC Units of BHGE LLC, at a price equal to the price per share at which the underwriters will purchase shares of our Class A common stock from the selling stockholder in this offering. We have also agreed, following the expiration of the 30-day period from the date of this prospectus supplement, to purchase from one or more of the selling stockholder and its affiliates, at the same purchase price as the base share repurchase, the number of shares of Class B common stock, together with an equal number of associated LLC Units, corresponding to the number of shares of Class A common stock that the underwriters do not purchase pursuant to their option to purchase additional shares. The number of shares to be purchased in the share repurchase is subject to the Maximum Share Repurchase Amount. This offering is not conditioned upon the completion of the share repurchase, but the share repurchase is conditioned upon the completion of this offering. Any shares of Class B common stock and associated LLC Units of BHGE LLC purchased in the share repurchase will be cancelled. The share repurchase has been unanimously approved by both the Conflicts Committee of our board of directors comprised of independent directors who are not affiliated with GE and by our board of directors, and is a part of, and will count toward, our existing share repurchase program discussed above.

We intend to fund the share repurchase with cash on hand and other available sources of liquidity. After giving effect to the base share repurchase, we would have had approximately $37.6 million of capacity remaining under our existing share repurchase program as of September 30, 2018. If the underwriters do not exercise their option to purchase additional shares, approximately 1.7 million additional shares will be purchased from the selling stockholder by the Company pursuant to the option share repurchase under our existing share repurchase program, which would exhaust the program.

The description of, and the other information in this prospectus supplement regarding, the share repurchase program are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our Class B common stock that we repurchase.

Baker Hughes, a GE company was incorporated in Delaware in October 2016. Our principal executive offices are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bhge.com. Information that you may find on our website is not part of this prospectus supplement and the inclusion of the website address in this prospectus supplement is an inactive textual reference only.

The Offering

Class A common stock offered by the selling stockholder	92,000,000 shares.

Underwriters’ option to purchase additional shares of Class A common stock	The underwriters have an option to purchase up to 9,200,000 additional shares of Class A common stock from the selling stockholder (the “option to purchase additional shares”). The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Share repurchase	In connection with this offering, we have agreed to repurchase from one or more of the selling stockholder and its affiliates, in a privately negotiated transaction, 65,000,000 shares of our Class B common stock, together with an equal number of associated LLC Units of BHGE LLC, at a price equal to the price per share at which the underwriters will purchase shares of our Class A common stock from the selling stockholder in this offering. We have also agreed, following the expiration of the 30-day period from the date of this prospectus supplement, to purchase from one or more of the selling stockholder and its affiliates, at the same purchase price as the base share repurchase, the number of shares of Class B common stock, together with an equal number of associated LLC Units, corresponding to the number of shares of Class A common stock that the underwriters do not purchase pursuant to their option to purchase additional shares. The number of shares to be purchased in the share repurchase is subject to the Maximum Share Repurchase Amount. This offering is not conditioned upon the completion of the share repurchase, but the share repurchase is conditioned upon the completion of this offering. Any shares of Class B common stock and associated LLC Units of BHGE LLC purchased in the share repurchase will be cancelled. The share repurchase has been unanimously approved by both the Conflicts Committee of our board of directors comprised of independent directors who are not affiliated with GE and by our board of directors, and is a part of, and will count toward, our existing share repurchase program authorized on November 6, 2017. See “—Recent Developments—Share Repurchase.”

Class A common stock outstanding after this offering and the base share repurchase(1)(2)	504,188,510 shares (or 513,388,510 shares if the underwriters exercise their option to purchase additional shares in full) (or 1,034,931,605 shares if each outstanding share of Class B common stock, together with the associated LLC Unit of BHGE LLC, were exchanged for one share of Class A common stock).

Class B common stock outstanding after this offering and the base share repurchase(2)	530,743,095 shares (or 521,543,095 shares if the underwriters exercise their option to purchase additional shares in full). When shares of Class B common stock, together with the associated LLC Units of BHGE LLC, are exchanged for shares of Class A common stock pursuant to the Exchange Agreement or purchased by us, such shares of Class B common stock will be cancelled and the associated LLC Units will be deemed transferred to the Company. Similarly, shares of Class B common stock and associated LLC Units of BHGE LLC that are repurchased in the share repurchase will be cancelled.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder, including from any exercise by the underwriters of their option to purchase additional shares.

Dividend policy	Although we currently pay a quarterly cash dividend to holders of our Class A common stock, we have no obligation to do so, and our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our board of directors deems relevant.

On November 5, 2018, our board of directors declared a cash dividend of $0.18 per share of our outstanding Class A common stock, payable on November 30, 2018 to holders of record on November 16, 2018. If this offering is completed on November 16, 2018, as expected, the purchasers of shares in this offering will be entitled to receive this dividend.

Risk Factors	Investing in our Class A common stock involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-12 of this prospectus supplement and in our other filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

Listing	Our Class A common stock is listed on the NYSE under the symbol “BHGE.”

(1)

The number of shares of Class A common stock that will be outstanding after this offering and the base share repurchase as presented in this prospectus supplement is based on 412,188,510 shares of our Class A common stock outstanding as of November 9, 2018. The number of issued and outstanding shares of our Class A common stock as of November 9, 2018 excludes:

•

an aggregate of 8,560,030 shares issuable upon settlement of time-vesting and performance-vesting restricted stock units and restricted stock awards outstanding under our equity incentive plans as of such date;

•

an aggregate of approximately 7,608,636 shares issuable upon exercise of stock options outstanding under our equity incentive plans as of such date with a weighted-average exercise price of $34.77 per share; and

•	an aggregate of 46,081,957 shares reserved for future issuance under our equity incentive plans as of such date.

(2)

The number of shares of Class B common stock that will be outstanding after this offering and the base share repurchase as presented in this prospectus supplement is based on 687,743,095 shares of our Class B common stock outstanding as of November 9, 2018.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 9,200,000 shares of our Class A common stock.

Summary Historical and Pro Forma Consolidated and Combined Financial Data

The following table summarizes historical and pro forma financial information of BHGE. We derived the summary historical financial information for the years ended December 31, 2016 and 2017 presented below from our recast audited consolidated and combined financial statements included in our Current Report on Form 8-K dated November 13, 2018, which is incorporated by reference. We derived the unaudited summary historical financial information as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 from our unaudited condensed consolidated and combined financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is incorporated into this prospectus supplement by reference. In the opinion of management, the unaudited interim historical financial statements reflect all adjustments, which include normal recurring adjustments, necessary for a fair presentation of the financial statements.

Our historical financial statements have been prepared on a consolidated basis, effective July 3, 2017, following consummation of the Combination Transactions. Under this basis of presentation, our historical financial statements consolidate all of our subsidiaries (entities in which we have a controlling financial interest, most often because we hold a majority voting interest). For all periods prior to July 3, 2017, our financial statements were prepared on a combined basis. The combined financial statements combine certain accounts of GE and its subsidiaries that were historically managed as part of GE O&G. The historical financial results in the condensed consolidated and combined financial statements presented may not be indicative of the results that would have been achieved had GE O&G operated as a separate, stand-alone entity during those periods. In addition, historical financial information for the year ended December 31, 2017 and the nine months ended September 30, 2018 may not be comparable to historical financial information for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, as the results of BHI have only been included from July 3, 2017.

We derived the summary unaudited pro forma consolidated and combined financial information for the year ended December 31, 2017 from combining the audited consolidated and combined historical statement of income (loss) of BHGE for the year ended December 31, 2017 included in our Current Report on Form 8-K dated November 13, 2018, which is incorporated by reference, and the unaudited condensed consolidated historical statement of income (loss) for BHI for the six month period ended June 30, 2017 included in BHGE LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated by reference, adjusted to give effect to the Combination Transactions as if they had closed on January 1, 2017. These pro forma adjustments are described in our Current Report on Form 8-K dated November 13, 2018, which is incorporated by reference into this prospectus supplement. The unaudited pro forma consolidated and combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies or revenue synergies that may result from the Combination Transactions.

Our historical results are not necessarily indicative of the results that may be expected in the future and the results as of and for the nine months ended September 30, 2018 are not necessarily indicative of results expected for the current fiscal year or any future period.

The information set forth below is only a summary, and you should read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and the accompanying notes included in our Current Report on Form 8-K dated November 13, 2018, our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are each incorporated into this prospectus supplement by reference, as well as the pro forma consolidated combined financial information incorporated by reference into this prospectus supplement from our Current Report on form 8-K dated November 13, 2018.

	Pro Forma Consolidated Combined	Historical
	Year Ended December 31,	Year Ended December 31,		Nine Months Ended September 30,
	2017	2017	2016	2018	2017
	(unaudited)
	(in millions, except shares in thousands and per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Sale of goods	$13,015	$11,062	$9,462	$9,421	$7,619
Sale of services	8,826	6,117	3,620	7,191	3,761

Total revenue	21,841	17,179	13,082	16,612	11,380

Costs and expenses:
Cost of goods sold	11,222	9,486	7,829	8,371	6,377
Cost of services sold	7,055	4,657	2,321	5,491	2,826
Selling, general and administrative expenses	3,010	2,535	1,926	1,944	1,748
Restructuring, impairment and other	502	412	516	374	292
Merger and related costs	—	373	33	113	310

Total costs and expenses	21,789	17,463	12,625	16,293	11,533

Operating income (loss)	52	(284)	457	319	(173)
Other non operating income, net	84	80	3	51	62
Interest expense, net	(174)	(131)	(102)	(164)	(75)

Income (loss) before income taxes and equity in loss of affiliate	(38)	(335)	358	206	(186)
Equity in loss of affiliate	(50)	(11)	—	(139)	(13)
Provision for income taxes	(343)	(45)	(173)	(86)	(112)

Net income (loss)	(431)	(391)	185	(19)	(311)
Less: Net income (loss) attributable to GE O&G pre-merger	—	42	254	—	42
Less: net income (loss) attributable to non-controlling interests	(305)	(330)	(69)	(83)	(219)

Net income (loss) attributable to Baker Hughes, a GE company	$(126)	$(103)	$—	$64	$(134)

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described below and the other information contained in or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018, the quarterly period ended June 30, 2018 and the quarterly period ended September 30, 2018 (together, the “Quarterly Reports”). You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus before acquiring any shares of our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

We may experience challenges relating to the ongoing integration of BHI and GE O&G or the separation from GE that may result in a decline in the anticipated benefits of the Combination Transactions and the Master Agreement Framework.

The Combination Transactions involved the combination of two businesses that previously operated as independent businesses. The Company has been and will continue to be required to devote management attention and resources to integrating its business practices and operations, as well as to the separation from GE.

If we experience difficulties with the ongoing integration process or with the separation from GE, the anticipated benefits of the Combination Transactions and the Master Agreement Framework may not be realized fully or at all, may take longer to realize than expected, or may be offset by the decrease in business from certain customers or other negative impacts. These integration matters and the impact of the separation from GE could have an adverse effect on our business, results of operations, financial condition or other prospects on an ongoing basis.

We have incurred and will continue to incur costs in connection with the Combination Transactions and the integration of the two businesses. We also expect to incur additional costs in connection with the Master Agreement Framework and the separation from GE.

As a result of the Combination Transactions, there are many systems that must be successfully integrated between the two businesses, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance.

Separately, on November 13, 2018, the Company, BHGE LLC and GE entered into the Master Agreement Framework designed to further solidify the commercial and technological relationships between the two companies to facilitate BHGE’s ability to transition from operating as a controlled company. In particular, the Master Agreement Framework contemplates long-term agreements between the Company, BHGE LLC and GE on technology, fulfillment and other key areas to provide greater clarity to customers and shareholders. Certain of the transactions contemplated by the Master Agreement Framework may be subject to regulatory approvals. The Combination Transactions involved the combination of two businesses that previously operated as independent businesses. The Company has been and will continue to be required to devote management attention and resources to integrating its business practices and operations, as well as to the separation from GE.

Our entry into the Master Agreement Framework with GE, the ongoing integration of these businesses, the separation from GE and any necessary changes to complete integration efforts based on the new business arrangements contemplated by the Master Agreement Framework may result in additional costs and difficulties. Actual costs related to the separation and the implementation of the changes contemplated by the Master Agreement Framework may be higher than anticipated and we may experience additional difficulties in effecting such changes.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and are relying on, exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. The interests of GE as a majority stockholder may differ from the interests of other stockholders of the Company. If we do not retain “controlled company” status in the event that GE sells additional equity in the future, we may during the phase-in period continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Through its ownership of a majority of our voting power and the provisions set forth in our charter, our bylaws and the Stockholders Agreement, GE has the ability to designate and elect a majority of our directors until the later of July 3, 2019 and the first date on which it ceases to hold more than 50% of the voting power of our outstanding common stock. As a result of GE’s ownership of a majority of the voting power of our common stock, we are a “controlled company” as defined in NYSE listing rules and, therefore, are not subject to NYSE requirements that would otherwise require us to have (i) a majority of independent directors, (ii) a nominating committee composed solely of independent directors, (iii) the compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. In connection with the Master Agreement Framework, the Stockholders Agreement was amended and restated to provide that, following the Trigger Date and until GE and its affiliates own less than 20% of the voting power of our outstanding common stock, GE shall be entitled to designate one person for nomination to our board of directors. See “Summary—Recent Developments—Master Agreement Framework.”

In the event that GE sells additional equity in the future, GE may cease to control a majority of our voting power. Accordingly, we may no longer be a “controlled company” as defined in NYSE listing rules. Under the listing rules, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, NYSE listing rules provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement. Although we believe we would be able to modify the composition of our board in a timely manner, during these phase-in periods our stockholders may not have the same protections afforded to stockholders of companies of which the majority of directors are independent. Furthermore, a change in our board of directors and committee membership may result in a change in corporate strategy and operation philosophies, and may result in deviations from our current strategy. The Company is a party to the Tax Matters Agreement with GE. Under the Tax Matters Agreement, the Company could, under certain circumstances, be entitled to receive tax benefits in connection with the sale by GE of its equity interests in the Company. However, there is no assurance that the Company will realize any such benefits.

GE also has control over certain matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance, subject to the terms of the Stockholders Agreement relating to GE’s agreement to vote in favor of director nominees not designated by GE and to proposals by GE to acquire all of the shares of Class A common stock held by non-GE stockholders. Even if GE sells additional equity in the future and is no longer a majority stockholder, GE may still exercise control or significant influence over matters submitted to our stockholders for approval. GE may also have influence over matters that do not require stockholder approval. GE may have different interests than other holders of Class A common stock on these and other matters which may affect our operational and financial decisions.

Among other things, GE’s control could delay, defer, or prevent a sale of the Company that other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire Class A common stock and, as a result, might harm the market price of that Class A common stock.

Given GE’s ownership of the majority of our outstanding voting securities and the interactions that have taken place and will take place between us and GE, our success depends in part on the reputation and success of GE. In the event that we are no longer controlled by GE, our success will remain partially dependent on GE through, among other things, their participation in our business operations and strategy as described above, our reliance on the long-term agreements and transition services agreements between the Company and GE pursuant to the Master Agreement Framework and the public perception of our affiliation with GE.

If we were to cease being a majority-owned subsidiary of GE in the future, such a separation could adversely affect our business and profitability. Uncertainty about the likelihood of any such separation could also adversely affect our business, financial condition and results of operations.

Following the Combination Transactions, we market many of our products and services using the “GE” brand name and logo. Although we believe that the association with GE provides many benefits, including: a strong brand, broad research and development capabilities, elevated status with suppliers and customers, and established relationships with regulators, we may in the future determine to rebrand our business or pursue alternative marketing strategies, which could adversely affect our ability to attract new customers or maintain existing business relationships with customers, suppliers and other business partners, all of which could have a material adverse effect on our business, financial condition and results of operations.

Although GE has licensed to us the right to use certain “GE” marks in our corporate name and on the products and services of our business in connection with certain oil and gas activities and other discrete oil and gas segments, that right to use these marks would be lost if the license were to expire or otherwise terminate, which may occur, among other reasons, in the event we cease being a majority-owned subsidiary of GE (subject to certain phase-out provisions). As a consequence of such expiration or termination, we would need to remove the “GE” marks from our corporate name, products and services.

In addition, if we were to cease being a majority-owned subsidiary of GE, or there were otherwise a meaningful change in the relationships between GE and the Company beyond what is contemplated by the Master Agreement Framework, such an event or events could adversely affect, among other things, our ability to attract and retain customers. We may be required to provide more favorable pricing and other terms to our customers and take other action to maintain our relationship with existing, and attract new customers, all of which could have a material adverse effect on our business, financial condition and results of operations. For example, although GE would be subject to certain non-compete restrictions for a period of time following the Company no longer being a majority-owned subsidiary of GE, in the absence of an agreement regulating the go-to-market strategy and the reciprocal commercial and technical support between GE and the Company, GE may attempt to compete with us with respect to certain technologies and customer projects where we have adjacent or overlapping presence (e.g., steam turbines and gas turbines). Furthermore, we may lose cost synergies, joint investment and research and development opportunities, and access to customers, in fields where we and GE currently collaborate as per the terms of the Channel Agreement (e.g., additive manufacturing; digital).

The potential separation from GE has created, and may continue to create, uncertainty among our customers, suppliers, and other business partners. In addition, the Master Agreement Framework and related binding term sheets contemplate entering into a number of definitive agreements based on terms included therein. If we are unable to enter into definitive agreements with GE for any reason by certain specified deadlines, the business arrangements contemplated by the Master Agreement Framework may by their terms take effect in the absence of definitive agreements, which may lead to additional uncertainty and could have a material adverse effect on our business, financial condition and results of operations. The potential uncertainty due to these or other factors may undermine our business and have a material adverse effect on our financial condition and results of operations, and may cause increased volatility and wide price fluctuations in our stock price.

The market price of our Class A common stock could be materially impacted due to the substantial number of shares of our capital stock eligible for sale in this offering and in any future offerings by GE.

As of November 9, 2018, 412,188,510 shares of our Class A common stock were outstanding (or 1,099,931,605 shares of Class A common stock assuming the full exchange of all outstanding shares of Class B common stock pursuant to the Exchange Agreement). The selling stockholder is offering 92,000,000 shares (or 101,200,000 shares if the underwriters exercise their option to purchase additional shares in full) of Class A common stock in this offering. The substantial number of shares of our Class A common stock eligible for sale in this offering could substantially decrease the market price of our Class A common stock.

In addition, the large number of shares of our Class A common stock eligible for sale by GE in the future could cause the market price of our Class A common stock to substantially decrease. GE owned approximately 62.5% percent of our outstanding Class A common stock as of November 9, 2018 and, after giving effect to this offering (including the exercise in full of the underwriters’ option to purchase additional shares) and the share repurchase, would have owned approximately 50.4% of our outstanding Class A common stock (in each case assuming full exchange of its shares of Class B common stock pursuant to the Exchange Agreement). Pursuant to the registration rights agreement, GE has the right to cause us, in certain instances, at our expense, to register resales of our Class A common stock held by GE under the Securities Act. These shares also may be sold pursuant to Rule 144 under the Securities Act, subject to restrictions while GE is deemed to be our affiliate. Future sales of a substantial number of shares of our Class A common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our Class A common stock. We cannot assure you if or when any future offerings or resales of these shares may occur.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to sell your shares of our Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock or result in fluctuations in the price or trading volume of our Class A common stock include: variations in our quarterly operating results; failure to meet our earnings estimates; publication of research reports about us or our industry or the failure of securities analysts to cover our Class A common stock after the offering; additions or departures of our executive officers and other key management personnel; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by stockholders; offerings of our Class A common stock by GE or the perceived possibility of such offerings; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; adverse publicity about our industry generally or individual scandals, specifically; and general market and economic conditions.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations, and placing limitations on convening stockholder meetings. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus supplement, in the accompanying prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report, the Quarterly Reports and those set forth from time-to-time in other filings by BHGE with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder, including from any exercise by the underwriters of their option to purchase additional shares.

SELLING STOCKHOLDER

The following table sets forth information regarding the GE Parties’ combined ownership of shares of our Class A and Class B common stock as of September 30, 2018, before and after giving effect to this offering and base share repurchase described in “Summary—Recent Developments—Share Repurchase”. In connection with this offering, we have agreed to repurchase from one or more of the selling stockholder and its affiliates, in a privately negotiated transaction, 65,000,000 shares of our Class B common stock, together with an equal number of associated LLC Units of BHGE LLC, at a price equal to the price per share at which the underwriters will purchase shares of our Class A common stock from the selling stockholder in this offering. We have also agreed, following the expiration of the 30-day period from the date of this prospectus supplement, to purchase from one or more of the selling stockholder and its affiliates, at the same purchase price as the base share repurchase, the number of shares of Class B common stock, together with an equal number of associated LLC Units, corresponding to the number of shares of Class A common stock that the underwriters do not purchase pursuant to their option to purchase additional shares. The number of shares to be purchased in the share repurchase is subject to the Maximum Share Repurchase Amount. The following table does not separately set forth the effect of the option share repurchase to the extent the underwriters do not exercise their option to purchase additional shares in full. This offering is not conditioned upon the completion of the share repurchase, but the share repurchase is conditioned upon the completion of this offering. The share repurchase has been unanimously approved by both the Conflicts Committee of our board of directors comprised of independent directors who are not affiliated with GE and by our board of directors, and is a part of, and will count toward, our existing share repurchase program authorized on November 6, 2017.

For more information about our relationship with the selling stockholder and its affiliates, see “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Form 14A, filed with the SEC on March 23, 2018, which is incorporated herein by reference, and “Summary—Recent Developments—Master Agreement Framework.”

	Shares Beneficially Owned Before the Offering and Base Share Repurchase						Shares Beneficially Owned After the Offering and Base Share Repurchase (assuming no exercise of the underwriters’ option to purchase additional shares)						Shares Beneficially Owned After the Offering and Base Share Repurchase (assuming exercise of the underwriters’ option to purchase additional shares in full)
	Class A Common Stock(1)		Class B Common Stock		Combined Voting Power(2)		Class A Common Stock(1)		Class B Common Stock		Combined Voting Power(2)		Class A Common Stock(1)		Class B Common Stock		Combined Voting Power(2)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
GE Parties(3)	—	—	687,743,095	62.5	687,743,095	62.5	—	—	530,743,095	51.3	530,743,095	51.3	—	—	521,543,095	50.4	521,543,095	50.4

(1)	Does not include shares of Class A common stock issuable upon exchange of Class B common stock pursuant to the Exchange Agreement.
(2)	Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote.
(3)

The shares to be sold by the GE Parties pursuant to any exercise of the underwriters’ option and the share repurchase may come from GE or another GE Party. After giving effect to the sale of 92,000,000 shares of Class A common stock by the selling stockholder in this offering (assuming the underwriters’ option is not exercised and upon the exchange of an equal number of shares of Class B common stock of the selling stockholder for such shares of Class A common stock), but without giving effect to the share repurchase, General Electric Company will directly hold 32,569,778 shares of Class B common stock; GE Investments, Inc. (“GE Investments”) will directly hold 0 shares and indirectly hold 5,403,956 shares of our Class B common stock; GE Oil & Gas US Holdings IV, Inc. (“GE O&G US Holdings IV”) will directly hold 113,896,203 shares of our Class B common stock; GE Holdings (US), Inc. (“GE Holdings US”) will directly hold 5,403,956 shares of our Class B common stock; and GE Oil & Gas US Holdings I, Inc. (“GE O&G US Holdings I”) will directly hold 443,873,157 shares of our Class B common stock. General Electric Company is a corporation incorporated under the laws of the State of New York. The principal business of GE is providing global diversified infrastructure and financial services. The principal business address and principal office address of General Electric Company is 41 Farnsworth Street, Boston, Massachusetts 02210. GE Investments, a corporation incorporated under the laws of the State of

Delaware, is a holding company. The principal business address and principal office address of GE Investments is 901 Main Avenue, Norwalk, Connecticut 06851-1168. GE O&G US Holdings IV, a corporation incorporated under the laws of the State of Delaware, is a holding company. The principal business address and principal office address of GE O&G US Holdings IV is 191 Rosa Parks Street, Cincinnati, Ohio 45202. GE Holdings US, a corporation incorporated under the laws of the State of Delaware, is a holding company. The principal business address and principal office address of GE Holdings US is 901 Main Avenue, Norwalk, Connecticut 06851-1168. GE O&G US Holdings I, a corporation incorporated under the laws of the State of Delaware, is a holding company. The principal business address and principal office address of GE O&G US Holdings I is 191 Rosa Parks Street, Cincinnati, Ohio 45202.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following are the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our Class A common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Class A common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. A partner in a partnership holding our Class A common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

Distributions of cash or other property will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock, as described below under “ —Gain on Disposition of Our Class A Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions below under “ —Information Reporting and Backup Withholding” and “ —FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•

we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Class A common stock that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Class A common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. You may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Class A common stock, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our Class A common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	32,085,000
J.P. Morgan Securities LLC	23,000,000
Citigroup Global Markets Inc.	11,500,000
Goldman Sachs & Co. LLC	11,500,000
Barclays Capital Inc.	2,300,000
Credit Suisse Securities (USA) LLC	2,300,000
Deutsche Bank Securities Inc.	2,300,000
Evercore Group L.L.C.	2,300,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	2,300,000
UBS Securities LLC	2,300,000
BNP Paribas Securities Corp	115,000

Total:	92,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement (the “Public Offering Price”) and part to certain dealers at a price that represents a concession not in excess of $0.3105 per share under the Public Offering Price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 9,200,000 additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 9,200,000 shares of our Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$23.00	$2,116,000,000.00	$2,327,600,000.00
Underwriting discounts and commissions to be paid by the selling stockholder:	$0.5175	$47,610,000.00	$52,371,000.00
Proceeds, before expenses, to the selling stockholder	$22.4825	$2,068,390,000.00	$2,275,229,000.00

We estimate that the total expenses of this offering payable by us, including offering, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.9 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our Class A common stock offered by them.

Our Class A common stock is listed under the NYSE under the trading symbol “BHGE”.

We, our directors and officers, and the selling stockholder, on behalf of itself and its subsidiaries (other than BHGE and its subsidiaries), have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days (in the case of the Company, the selling stockholder and the subsidiaries of the selling stockholder) and 90 days (in the case of our directors and officers) after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of any class of stock of BHGE or any limited liability company units or other membership interests of BHGE LLC (collectively, “restricted securities”) or any other securities convertible into or exercisable or exchangeable for any restricted securities;

•

in the case of the Company, the selling stockholder and the subsidiaries of the selling stockholder, file any registration statement with the SEC relating to the offering of any restricted securities or any securities convertible into or exercisable or exchangeable for any restricted securities;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any restricted securities, whether any such transaction is to be settled by delivery of restricted securities or such other securities, in cash or otherwise; or

•	make certain public announcements with respect to any of the foregoing transactions.

In addition, the selling stockholder, on behalf of itself and its subsidiaries (other than BHGE and its subsidiaries), has agreed that, without the prior written consent of the representatives on behalf of the underwriters, the selling stockholder will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any restricted securities or any security convertible into or exercisable or exchangeable for restricted securities if such demand or exercise would result in a public announcement or filing during the restricted period.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions, including for:

•	the sale of shares to the underwriters;

•	the share repurchase;

•	certain transactions by any person other than us relating to the restricted securities or other securities acquired in open market transactions after the completion of the offering of the shares;

•	the exchange of shares of Class B common stock, together with associated LLC Units of BHGE LLC, for shares of Class A common stock pursuant to the Exchange Agreement;

•

the issuance by us of shares of our common stock or securities convertible into such shares in connection with acquisitions or business combinations; provided that the aggregate number of such shares issued during the restricted period does not exceed 5% of our outstanding stock (after giving effect to this offering) and the recipients agree to restrictions with respect to such shares and securities similar to those applicable to our directors and officers;

•

transfers by the selling stockholder and its subsidiaries pursuant to an unsolicited third party tender offer, merger, consolidation, stock exchange or similar transaction pursuant to which any person or group of persons becomes the beneficial owner of at least 75% of our voting stock;

•

certain private transfers by the selling stockholder and its subsidiaries; provided the transferees agree to restrictions with respect to such restricted securities similar to those applicable to the selling stockholder;

•	certain transfers by the selling stockholders and its subsidiaries to us or our subsidiaries;

•	certain transactions by our directors and officers under our existing equity compensation plans or pursuant to existing trading plans pursuant to Rule 10b5-1 under the Exchange Act;

•	transfers by certain of our directors and officers of up to 30,000 shares, in aggregate, of our Class A common stock;

•

the issuance by us of options to purchase shares of our common stock and other equity incentive compensation under our existing equity compensation plans, the filing by us of registration statements relating to offerings of securities under our existing equity compensation plans and the issuance by us of shares of Class A common stock upon the exercise of options granted pursuant to our existing equity compensation plans; or

•

the establishment by any person other than us of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that (i) such plan does not provide for the transfer of restricted securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of restricted securities may be made under such plan during the restricted period.

The representatives, in their sole discretion, may release the restricted securities and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and/or the selling stockholder, for which they received or will receive customary fees and expenses. For example, affiliates of certain of the underwriters act as administrative agents and/or lenders under the Company’s and the selling stockholder’s revolving credit facilities and have received customary fees and expenses in connection therewith. Commitments and borrowings, and corresponding fees payable to the administrative agents and lenders, under GE’s revolving credit facilities will be reduced in the event of certain sales by GE and its affiliates of common stock of the Company. In addition, affiliates of J.P. Morgan acted as financial advisor to the Company in the negotiation of the Master Agreement Framework and other long-term agreements between the Company and GE.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our and/or the selling stockholder’s securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

France

Neither this prospectus supplement nor any other offering material relating to the shares of Class A common stock offered by this prospectus supplement has been and will not be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares of Class A common stock has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(b)	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case acting for their own account, or otherwise in circumstances in which no offer to the public occurs, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with Article L.411-2-I-1° -or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The shares may not be distributed directly or indirectly to the public except in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Hong Kong

The shares of Class A common stock offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock offered by this prospectus supplement may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our Class A common stock offered by this prospectus supplement.

Accordingly, the shares of our Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the shares of our Class A common stock offered by this prospectus supplement may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act. The shares of our Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Switzerland

The shares of our Class A common stock offered by this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of shares of our Class A common stock have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares

China

This prospectus supplement does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The selling stockholder has been represented in connection with this offering by Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements as of and for the year ended December 31, 2017, included from Exhibit 99.2 to BHGE’s Current Report on Form 8-K dated November 13, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, dated February 23, 2018, except as to Note 1, which is as of November 13, 2018, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2017 consolidated and combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the consolidated and combined financial statements.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, is incorporated herein by reference from BHGE’s Annual Report on Form 10-K for the year ended December 31, 2017 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements as of and for the year ended December 31, 2016 included from Exhibit 99.2 to BHGE’s Current Report on Form 8-K dated November 13, 2018 have been incorporated by reference herein in reliance upon the report of KPMG S.p.A., independent registered public accounting firm, dated March 16, 2017, except as to Note 17, which is as of December 4, 2017 and Note 1, which is as of November 13, 2018, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated and combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the combined financial statements.

The combined financial statements of GE O&G for the year ended December 31, 2015, incorporated in this prospectus by reference from BHGE’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by KPMG S.p.A., an independent registered public accounting firm, as stated in their report dated March 16, 2017, except as to Note 15, which is as of December 4, 2017.

The consolidated financial statements and the related financial statement schedule II, incorporated in this prospectus by reference from BHI’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of BHI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 7, 2017, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below (File No. 001-38143):

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed by the Company with the SEC on February 23, 2018;

•

The portions of the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on March 23, 2018 (the “Proxy Statement”) that were incorporated by reference into Part III of the Annual Report;

•

Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018 filed by the Company with the SEC on April 27, 2018, the quarterly period ended June 30, 2018 filed by the Company with the SEC on July 30, 2018 and the quarterly period ended September 30, 2018 filed by the Company with the SEC on October 30, 2018;

•

Current Reports on Form 8-K, filed by the Company with the SEC on July 3, 2017 (solely incorporating Item 1.01 therein), January 8, 2018, January 26, 2018, May 14, 2018, June 1, 2018 and two reports dated November 13, 2018;

•

The audited financial statements of Baker Hughes Incorporated for each of the two years ended December 31, 2016 and 2015 included in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2016 filed by Baker Hughes Incorporated (now Baker Hughes, a GE company, LLC) (File No. 001-09397) with the SEC on February 8, 2017;

•

The unaudited condensed consolidated financial statements of Baker Hughes, a GE company, LLC (the successor to Baker Hughes Incorporated) for the three and six months ended June 30, 2017 and 2016 included in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed by Baker Hughes, a GE Company, LLC with the SEC on July 28, 2017;

•

The descriptions of the Company’s Class A common stock and preferred stock contained in the sections entitled “Description of New Baker Hughes Capital Stock—New Baker Hughes Common Stock” and “Description of New Baker Hughes Capital Stock—New Baker Hughes Preferred Stock” in the Amendment No. 2 to the Registration Statement on Form S-4/A filed by the Company with the SEC on May 25, 2017 (the “S-4 Registration Statement”), including any amendments or reports filed for the purpose of updating such description; and

•

All other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein contain descriptions and summaries of certain documents that we have filed with the SEC. These descriptions and summaries do not purport to be complete and are qualified in their entirety by reference to such documents. Copies of such documents can be obtained by following the procedures described below.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed information that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Baker Hughes, a GE company

Attention: Corporate Secretary

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

PROSPECTUS

Baker Hughes, a GE company

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Purchase Contracts

Units

Baker Hughes, a GE company (“BHGE”) may offer from time to time its debt securities, guarantees of debt securities, Class A common stock, par value $0.0001 per share (the “Class A common stock”), preferred stock, par value $0.0001 per share (the “preferred stock”), purchase contracts and units from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of such offering. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference, and any related free writing prospectuses carefully before you make your investment decision.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “BHGE.”

Investing in our securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC”, as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, or the “Securities Act”. Under this shelf registration process, we or any selling security holders to be named in a prospectus supplement may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on terms that will be determine at the time of the offering.

This prospectus provides you with a general description of the securities that we or any selling security holders to be named in a prospectus supplement may offer. You should read both this prospectus and any prospectus supplement together with any related free writing prospectuses and the additional information described under the heading “Where You Can Find More Information” below. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any such free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we incorporate by reference is accurate only as of the date of such document incorporated by reference.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “BHGE” and to the “registrant,” “Company,” “we,” “us” or “our” are to Baker Hughes, a GE company, and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we or any selling security holders offer to sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement and any free writing prospectus, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-38143). Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and at our website at www.bhge.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

This prospectus “incorporates by reference” certain information that BHGE files with the SEC, which means that BHGE can disclose important information to you by referring you to other documents.

The information incorporated by reference is an important part of this prospectus, and information that BHGE files later with the SEC prior to closing this offering will automatically update and supersede this information. BHGE incorporates by reference the following documents and all documents that BHGE subsequently files with the SEC prior to closing this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case and except as specifically set forth below, information “furnished” rather than “filed”):

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed by the Company with the SEC on February 23, 2018 (the “Annual Report”);

•

The portions of the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on March 23, 2018 (the “Proxy Statement”) that were incorporated by reference into Part III of the Annual Report;

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Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018 filed by the Company with the SEC on April 27, 2018, the quarterly period ended June 30, 2018 filed by the Company with the SEC on July 30, 2018 and the quarterly period ended September 30, 2018 filed by the Company with the SEC on October 30, 2018 (together, the “Quarterly Reports”);

•

Current Reports on Form 8-K, filed by the Company with the SEC on July 3, 2017 (solely incorporating Item 1.01 therein), January 8, 2018, January 26, 2018, May 14, 2018, June 1, 2018 and two reports dated November 13, 2018;

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The audited financial statements of Baker Hughes Incorporated for each of the two years ended December 31, 2016 and 2015 included in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2016 filed by Baker Hughes Incorporated (now Baker Hughes, a GE company, LLC) (File No. 001-09397) with the SEC on February 8, 2017;

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The unaudited condensed consolidated financial statements of Baker Hughes, a GE company, LLC (the successor to Baker Hughes Incorporated) for the three and six months ended June 30, 2017 and 2016 included in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed by Baker Hughes, a GE Company, LLC with the SEC on July 28, 2017; and

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The descriptions of the Company’s Class A common stock and preferred stock contained in the sections entitled “Description of New Baker Hughes Capital Stock—New Baker Hughes Common Stock” and “Description of New Baker Hughes Capital Stock—New Baker Hughes Preferred Stock” in

the Amendment No. 2 to the Registration Statement on Form S-4/A filed by the Company with the SEC on May 25, 2017 (the “S-4 Registration Statement”), including any amendments or reports filed for the purpose of updating such description.

This prospectus and the information incorporated by reference herein contain descriptions and summaries of certain documents that we have filed with the SEC. These descriptions and summaries do not purport to be complete and are qualified in their entirety by reference to such documents. Copies of such documents can be obtained by following the procedures described below.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed information that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Baker Hughes, a GE company

Attention: Corporate Secretary

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

THE COMBINATION OF BAKER HUGHES INCORPORATED AND GE OIL & GAS AND OUR RELATIONSHIP WITH BAKER HUGHES, A GE COMPANY, LLC

Baker Hughes, a GE company, LLC (“BHGE LLC”), a Delaware limited liability company, is the successor to Baker Hughes Incorporated, a Delaware corporation (“BHI”), and is our indirect subsidiary. On July 3, 2017, we closed our previously announced business combination (the “Combined Transactions”) to combine the oil and gas business (“GE O&G”) of General Electric Company (“GE”) and BHI, pursuant to which substantially all of the business of GE O&G and of BHI was transferred to BHGE LLC. GE has approximately 62.5% of economic interest in BHGE LLC and BHGE has approximately 37.5% of economic interest in BHGE LLC indirectly through two wholly owned subsidiaries. One of these wholly owned subsidiaries of the Company is the sole managing member of BHGE LLC. Although we hold a minority economic interest in BHGE LLC, we conduct and exercise full control over all activities of BHGE LLC, without the approval of any other member, through this wholly owned subsidiary. We are a holding company and have no material assets other than our ownership interest in BHGE LLC and certain intercompany and tax related balances.

The Combined Transactions were treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, GE O&G, are the historical financial statements of the Company. The Company’s financial statements have been prepared on a consolidated basis, effective July 3, 2017. For all periods prior to July 3, 2017, the Company’s financial statements were prepared on a combined basis. The combined financial statements combine certain accounts of GE and its subsidiaries that were historically managed as part of its Oil & Gas business.

We and BHGE LLC are two separate entities and, except as may be described in any prospectus supplement containing specific terms for such securities, BHGE LLC will not guarantee any debt securities offered under this prospectus or otherwise have any obligations with respect to any debt securities offered hereby or the indenture governing them. Similarly, GE will not guarantee any debt securities offered hereby or otherwise have any obligations with respect to any debt securities offered hereby or the indenture governing them.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward- looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report, the Quarterly Reports and those set forth from time-to-time in other filings by BHGE with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

BAKER HUGHES, A GE COMPANY

We are a fullstream oilfield technology provider that has a unique mix of integrated oilfield products, services and digital solutions. We conduct business in more than 120 countries. We operate through our four business segments: Oilfield Services, Oilfield Equipment, Turbomachinery & Processing Solutions, and Digital Solutions. For a further description of our business, properties and operations, you should read the Quarterly Reports and the Annual Report, each of which is incorporated by reference into this prospectus.

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Oilfield Services: Oilfield Services (“OFS”) provides products and services for on and offshore operations across the lifecycle of a well, ranging from drilling, evaluation, completion, production and intervention. The segment is comprised of eight product lines that design and manufacture products and services to help operators find, evaluate, drill, and produce hydrocarbons. Products and services include diamond and tri-cone drill bits, drilling services, including directional drilling technology, measurement while drilling and logging while drilling, wireline services, drilling and completions fluids, completions tools and systems, wellbore intervention tools and services, artificial lift systems and oilfield and industrial chemicals.

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Oilfield Equipment: Oilfield Equipment (“OFE”) provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface production facilities. The OFE operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities. The OFE portfolio includes deepwater drilling equipment, subsea production systems, flexible pipe systems, and related service solutions.

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Turbomachinery & Process Solutions: Turbomachinery & Process Solutions (“TPS”) provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. The TPS segment is a leader in designing, manufacturing, maintaining and upgrading rotating equipment across the oil and gas, petro-chemical and industrial sectors. The TPS portfolio includes drivers, driven equipment, flow control and turnkey solutions. Drivers are comprised of aero-derivative gas turbines, heavy-duty gas turbines, small- to medium-sized steam turbines, slow speed and integrated gas engines, hot gas and turbo expanders and synchronous and induction electric motors.

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Digital Solutions: Digital Solutions (“DS”) provides operating technologies helping to improve the health, productivity and safety of asset intensive industries and enable the Industrial Internet of Things. The DS portfolio includes condition monitoring, inspection technologies, measurement, sensing and pipeline solutions.

Our principal executive offices are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bhge.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

RISK FACTORS

You should carefully consider the risk factors in the “Risk Factors” section of the Annual Report, the Quarterly Reports and those set forth from time-to-time in other filings by us with the SEC before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay some or all of the expenses incurred with respect to the registration of securities owned by selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repurchases of our common stock; and

•	repayment of debt.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of BHGE. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

We may issue guarantees of our or any of our subsidiaries’ debt securities which may be secured or unsecured and which may be senior, subordinated or junior subordinated. Each series of guarantees will be issued under an indenture among us, the issuer of the underlying debt securities and the applicable trustee. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable: the series of debt securities to which the guarantees apply; whether the guarantees are secured or unsecured; whether the guarantees are senior or subordinated; the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and any additional terms of the guarantees. To the extent the applicable prospectus supplement or other offering materials relating to an offering of guarantees of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

DESCRIPTION OF CLASS A COMMON STOCK

When we or any selling security holders offer to sell Class A common stock, we will describe the manner in which the Class A common stock is sold in the applicable prospectus supplement. All outstanding shares of Class A common stock are fully paid and non-assessable. For descriptions of the material terms of our amended and restated certificate of incorporation (“certificate of incorporation”) and second amended and restated bylaws (“bylaws”), we refer you to the descriptions included in the S-4 Registration Statement which are incorporated by reference into this prospectus. In addition, copies of the certificate of incorporation and bylaws are filed with the SEC as exhibits to our Current Report on Form 8-K12B filed on July 3, 2017 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2017 filed on October 31, 2017, respectively, and you should read the certificate of incorporation and bylaws for the provisions that are important to you.

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in the applicable prospectus supplement. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation. For descriptions of the material terms of our certificate of incorporation and bylaws, we refer you to the descriptions included in the S-4 Registration Statement which are incorporated by reference into this prospectus. In addition, copies of the certificate of incorporation and bylaws are filed with the SEC as exhibits to the Current Report on Form 8-K12B filed on July 3, 2017 and the Quarterly Report on Form 10-Q for the three months ended September 30, 2017 filed on October 31, 2017, respectively, and you should read the certificate of incorporation and bylaws for the provisions that are important to you.

DESCRIPTION OF PURCHASE CONTRACTS

When we offer to sell purchase contracts, we will describe the specific terms of the securities in the applicable prospectus supplement. We may issue purchase contracts for the purchase or sale of:

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debt or equity securities issued by us or our subsidiaries or debt or equity securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

When we offer to sell units, consisting of one or more purchase contracts, debt securities, shares of preferred stock, shares of Class A common stock or any combination of such securities, we will describe the specific terms of the securities in the applicable prospectus supplement, which will include:

•	the terms of the units, debt securities and Class A common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORM OF SECURITIES

Each debt security, guarantee of debt securities or unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, guarantees of debt securities or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, guarantees of debt securities or units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to guarantees of debt securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of BHGE, the trustees, the warrant agents, the unit agents or any other agent of BHGE, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We or any selling security holders may offer and sell these securities to or through one or more underwriters, in “at-the market” offerings (as defined in Rule 415 promulgated under the Securities Act) to or through market makers or into an existing market for the securities, to dealers and agents, directly to purchasers, on a continuous or delayed basis, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. We will provide the specific plan of distribution for any securities to be offered in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, our outside counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated and combined financial statements as of and for the year ended December 31, 2017, included from Exhibit 99.2 to BHGE’s Current Report on Form 8-K dated November 13, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, dated February 23, 2018, except as to Note 1, which is as of November 13, 2018, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2017 consolidated and combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the consolidated and combined financial statements.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, is incorporated herein by reference from BHGE’s Annual Report on Form 10-K for the year ended December 31, 2017 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements as of and for the year ended December 31, 2016 included from Exhibit 99.2 to BHGE’s Current Report on Form 8-K dated November 13, 2018 have been incorporated by reference herein in reliance upon the report of KPMG S.p.A., independent registered public accounting firm, dated March 16, 2017, except as to Note 17, which is as of December 4, 2017 and Note 1, which is as of November 13, 2018, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated and combined financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, discussed in Note 1 to the combined financial statements.

The combined financial statements of GE O&G for the year ended December 31, 2015, incorporated in this prospectus by reference from BHGE’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by KPMG S.p.A., an independent registered public accounting firm, as stated in their report dated March 16, 2017, except as to Note 15, which is as of December 4, 2017.

The consolidated financial statements and the related financial statement schedule II, incorporated in this prospectus by reference from BHI’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of BHI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 7, 2017, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

92,000,000 Shares

Baker Hughes, a GE company

Class A Common Stock

PROSPECTUS SUPPLEMENT

November 14, 2018